Ex 10.2
AMENDED AND RESTATED 2005 INCENTIVE PLAN
NOTICE OF GRANT OF RESTRICTED STOCK UNITS

Unless otherwise defined herein, the terms defined in the Amended and Restated 2005 Incentive Plan (the “Plan”) will have the same defined meanings in this Notice of Grant of Restricted Stock Units (the “Notice of Grant”).

        Award Number:
        Plan:
        ID:

You have been granted the right to receive Restricted Stock Units, subject to the terms and conditions of the Plan, this Notice of Grant and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) as follows:

•Award Number:
•Date of Grant:
•Vesting Commencement Date:
•Total Number of Restricted Stock Units:
•the Award shall terminate and expire on

Vesting Schedule:
	Shares	Full Vest Date	Vest Type
On Vest Date
On Vest Date
On Vest Date
On Vest Date
(a)Subject to paragraphs (b) through (d) below, in the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the right to acquire the Shares to be issued pursuant to the Restricted Stock Unit, the Restricted Stock Unit and Participant’s right to acquire any Shares hereunder will immediately terminate.

(b)General Release. Any other provision of this Notice of Grant, the Plan or the Agreement notwithstanding, paragraphs (c) and (d) below shall not apply unless the Participant (i) has executed a general release in a form prescribed by the Company of all known and unknown claims that he may then have against the Company or persons affiliated with the Company and such release becomes effective and irrevocable no later than sixty (60) days following the applicable event giving rise to the accelerated or continued vesting under paragraphs (c) and (d) below (such event, an “Additional Vesting Event”) or such earlier date specified in such release (the “Release Deadline”), and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims.

(c)Qualifying Retirement. Notwithstanding paragraph (a) above, upon a Qualifying Retirement (as defined below), then Participant will be entitled to continued vesting of the Restricted Stock Units subject to this Notice of Grant during the twelve (12) month period following the date of the Qualifying Retirement (in accordance with the vesting schedule above), subject to Participant continuing to comply with the terms of any non-competition, non-solicitation, and confidentiality provisions (to the extent such provisions are permitted by applicable laws) in any agreement between Participant and the Company or Affiliate.
“Qualifying Retirement” means Participant’s resignation from service as an Employee that satisfies all of the following conditions: (i) Participant has provided the Executive Vice President of Global Human Resources of the Company at least twelve (12) months’ advance written notice of such resignation (such notice, the “Resignation Notice”), (ii) as of the date the Company receives the Resignation Notice, Participant has attained an age of at least fifty-five (55) years and has completed at least ten (10) years of continuous service as an Employee, (iii) prior to the date of termination of Participant’s employment pursuant to this section (“Retirement Date”), the Company’s Chief Executive Officer has approved such resignation in writing, (iv) such Retirement Date occurs on or after the date that is six (6) months after the Date of Grant, and (v) such resignation is a “separation from service” within the meaning of Section 409A (as defined below).

(d)Upon a Change of Control. Notwithstanding paragraph (a) above, if within eighteen (18) months following the occurrence of the Change of Control, one of the following events occurs:
Participant’s employment is terminated by the Company without Cause; or

Participant resigns for Good Reason

then Participant shall immediately vest as to all outstanding and unvested Restricted Stock Units subject to this Notice of Grant.

By accepting this agreement, you and the Company agree that this award is granted under and governed by the terms and conditions of the Plan and the Agreement, each of which are made a part of this document. You further agree to accept, acknowledge and execute this Agreement as a condition to receiving any Restricted Stock Units under this Award.

Nothing in this Notice or in the attached Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without cause.

ALIGN TECHNOLOGY, INC.
AMENDED AND RESTATED 2005 INCENTIVE PLAN
EXHIBIT A
OFFICER APPOINTED AFTER SEPTEMBER 2016
RESTRICTED STOCK UNIT AGREEMENT
1.    Grant. The Company hereby grants to Participant under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in the Notice of Grant, this Agreement and the Plan.
2.    Company’s Obligation to Pay. Each Restricted Stock Unit represents a value equal to the Fair Market Value of a Share on the date it becomes vested. Unless and until the Restricted Stock Units will have vested in the manner set forth in Sections 3 and 4, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.    Vesting Schedule. Subject to Section 4, the Restricted Stock Units awarded by this Agreement will vest in Participant according to the vesting schedule set forth on the attached Notice of Grant, subject to Participant continuing to be a Service Provider through each such date; provided, however, that paragraph (c) of the Notice of Grant shall apply in the event of Participant’s Qualifying Retirement and paragraph (d) of the Notice of Grant shall apply in the event Participant ceases to be a Service Provider within 18 months of a Change of Control (as defined in the employment agreement between the Company and Participant (the “Employment Agreement”)) as a result of termination by the Company without Cause (as defined in the Employment Agreement) or if Participant resigns for Good Reason (as defined in the Employment Agreement), in each case subject to paragraph (b) of the Notice of Grant.
4.    Forfeiture upon Termination of Status as a Service Provider. Subject to paragraphs (b) through (d) of the Notice of Grant, if Participant ceases to be a Service Provider for any or no reason, the then-unvested Restricted Stock Units awarded by this Agreement will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder.
5.    Payment after Vesting. Any Restricted Stock Units that vest in accordance with Section 3 will be paid to Participant (or in the event of Participant’s death, to Participant’s estate) in whole Shares, subject to Participant satisfying any applicable tax withholding obligations as set forth in Section 7. Subject to the provisions of Section 19, any Shares will be issued to Participant as soon as practicable after the relevant vesting date, but in any event, within the 90-day period following the vesting date; provided, however, if paragraph (b) of the attached Notice of Grant applies and the Release Deadline occurs in the calendar year following the year in which the applicable Additional Vesting Event occurs, the Shares shall be issued no earlier than January 1 of the year in which the Release Deadline occurs. In no event will Participant have the right to designate the taxable year that any Shares are issued.

6.    Payments after Death. Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.    Taxes.
(a)Generally. The Participant is ultimately liable and responsible for all taxes owed in connection with the Restricted Stock Units, regardless of any action the Company or any of its Subsidiaries takes with respect to any tax withholding obligations that arise in connection with the Restricted Stock Units. Neither the Company nor any of its Subsidiaries makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Restricted Stock Units or the subsequent sale of Shares issuable pursuant to the Restricted Stock Units. The Company and its Subsidiaries do not commit and are under no obligation to structure the Restricted Stock Units to reduce or eliminate the Participant’s tax liability.

(b)Payment of Withholding Taxes.  Notwithstanding any contrary provision of this Agreement, no Shares will be issued to the Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by the Participant with respect to the payment of any taxes which the Company determines must be withheld with respect to the Restricted Stock Units.  Unless and until the Administrator provides otherwise, any tax withholding obligations will be satisfied by withholding otherwise deliverable Shares having an aggregate Fair Market Value sufficient to satisfy any such tax withholding obligations, not to exceed the maximum tax rate applicable to the Participant; provided, however, that doing so does not result in adverse financial accounting consequences to the Company as determined by the Company in its sole discretion.  In addition and to the maximum extent permitted by law, the Company has the right to retain without notice from salary or other amounts payable to the Participant, cash having a value sufficient to satisfy any tax withholding obligations that cannot be satisfied by the withholding of otherwise deliverable Shares.
8.    Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder, unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant.
9.    No Effect on Service. Participant acknowledges and agrees that the vesting of the Restricted Stock Units pursuant to Section 3 hereof is earned only by Participant continuing to be a Service Provider through the applicable vesting dates (and not through the act of being hired or acquiring Shares hereunder) (subject, however, to paragraphs (b) through (d) of the Notice of Grant). Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of Participant continuing to be a Service Provider for the vesting period, for any period, or at all, and will not interfere with the Participant’s right or the right of the Company (or the Affiliate employing or retaining Participant) to terminate Participant as a Service Provider at any time, with or without cause.
10.    Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of Stock Administrator at Align Technology, Inc., 410 North Scottsdale Road, Suite 1300, Tempe, AZ 85288, or at such other address as the Company may hereafter designate in writing.
11.    Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
12.    Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
13.    Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of shares to Participant (or his estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
14.    Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
15.    Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
16.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted

Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
17.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
18.    Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
19.    Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6)-month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following Participant’s termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following Participant’s death. It is the intent of this Agreement to be exempt from or to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so exempt or comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary, or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
20.    Governing Law. This Agreement shall be governed by the laws of the State of Arizona, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Arizona, and agree that such litigation shall be conducted in the courts of Maricopa County, Arizona, or the federal courts for the United States for the District of Arizona, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.
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By Participant’s acceptance of this Agreement, Participant represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement. Participant further agrees to notify the Company upon any change in the residence indicated in the Notice of Grant of Restricted Stock Units.

PARTICIPANT:

Signature

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